Exhibit 99.1

Contacts:

Media:

Hugh Burns/Stephanie Pillersdorf/Brooke Morganstein

Sard Verbinnen & Co

212 687-8080

Simon Investor Relations:

Shelly Doran

317 685-7330

TENDER OFFER FOR MILLS COMMON SHARES SUCCESSFULLY COMPLETED

Indianapolis, IN, and San Francisco, CA, March 29, 2007 – Simon Property Group, Inc. (NYSE: SPG) (“SPG”) and Farallon Capital Management, L.L.C. (“Farallon”), today announced that the $25.25 per share cash tender offer for all outstanding shares of common stock of The Mills Corporation (NYSE: MLS) (“The Mills”) by SPG-FCM Ventures, LLC, a joint venture between an entity owned by SPG and funds managed by Farallon, has been successfully completed.

A total of 48,935,908 Mills common shares (including 6,049,663 shares that were tendered pursuant to guaranteed delivery procedures) were validly tendered and not withdrawn and have been accepted for payment. These shares represent approximately 86% of the outstanding Mills common shares and, together with shares owned by funds managed by Farallon, represent approximately 96.8% of the outstanding Mills common shares.

The acquisition of The Mills will be completed by means of a merger of a subsidiary of SPG-FCM Ventures and The Mills. In the merger, all outstanding common shares of The Mills (other than shares as to which appraisal rights are perfected under Delaware law) will be converted into the right to receive the same $25.25 in cash per share as paid in the tender offer, without interest. The merger will be implemented on an expedited basis pursuant to the short-form merger procedure available under Delaware law. The merger is expected to occur within the next several days.

About Simon Property Group

Simon Property Group, Inc. (“SPG”), an S&P 500 company headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of retail real estate, primarily regional malls, Premium Outlet Centers® and community/lifestyle centers. SPG’s current total market capitalization is approximately $52 billion. Through its subsidiary partnership, SPG currently owns or has an interest in 286 properties in the United States containing an aggregate of 202 million square feet of gross leasable area in 38 states plus Puerto Rico. SPG also owns interest in 53 European shopping centers in France, Italy, and Poland; 5 Premium Outlet Centers in Japan; and one Premium Outlet Center in Mexico. Additional Simon Property Group information is available at www.simon.com.

About Farallon Capital Management, L.L.C.

Farallon Capital Management, L.L.C. (“Farallon”) is a global, San Francisco-based investment management company that manages discretionary equity capital of more than $26 billion, largely from institutional investors such as university endowments, foundations, and pension plans. Farallon was founded in March 1986 by Thomas F. Steyer. Farallon invests in public and private debt and equity securities, direct investments in private companies and real estate. Farallon invests in real estate across all asset classes around the world, including the United States, Europe, Latin America and India. More information about Farallon may be found at www.faralloncapital.com.

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Forward-Looking Statements

This release contains some forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell any securities. The solicitation and the offer to purchase all of the outstanding shares of The Mills common stock are only being made pursuant to the tender offer statement, offer to purchase and related materials that have been distributed to stockholders of The Mills and have been filed with the Securities and Exchange Commission (“SEC”).

The Mills stockholders are urged to read the tender offer statement, letter of transmittal and other materials relating to the tender offer, as they contain important information, including the various terms of, and conditions to, the tender offer. Stockholders can obtain a copy of the tender offer statement, letter of transmittal and other related materials free of charge from the SEC’s Edgar Database, which can be accessed through the SEC’s Internet site (http://www.sec.gov) or from the information agent for the tender offer, Innisfree M&A Incorporated, by calling (888) 750-5834 (call toll-free). We urge The Mills stockholders to carefully read those materials prior to making any decision with respect to the tender offer.

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